Exhibit 10.9(e)

Commission Arrangement with Gerald B. Seery, Effective January 1, 2006

On February 21, 2006, the Compensation Committee approved a sales commission arrangement, not evidenced in writing, for Mr. Seery, which was effective as of January 1, 2006. Pursuant to this oral sales commission arrangement, Mr. Seery was eligible to receive a cash payment equal to 0.50% of any increase in net revenues from the sale of CryoLife, Inc. products and services for each quarter of 2006, as compared to the same quarter in 2005. This commission arrangement has been terminated, effective January 1, 2007.